EXHIBIT 5.1

Chad F. Hesse
Diebold, Incorporated 5995 Mayfair Road	Vice President, General Counsel and Secretary
P.O. Box 3077
North Canton, Ohio 44720
Phone: 330-490-4522
Fax: 330-490-4450

August 14, 2013

Diebold, Incorporated

5995 Mayfair Road

North Canton, Ohio 44720

Re:	Registration Statement on Form S-8 Filed by Diebold, Incorporated

Ladies and Gentlemen:

I have acted as counsel for Diebold, Incorporated, an Ohio corporation (the “Corporation”), in connection with the CEO Common Shares Award Agreement to be entered into by and between Andreas W. Mattes and the Corporation (the “Agreement”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the 15,343 common shares (the “Shares”), par value $1.25 per share, of the Corporation (the “Common Shares”) that may be issued pursuant to the Agreement have been authorized by all necessary corporate action of the Corporation and will be, when issued in accordance with the Agreement, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Corporation to issue the Shares pursuant to the Agreement will be in full force and effect when the Shares are issued by the Corporation, and the Corporation will take no action inconsistent with such resolutions.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Corporation to effect registration of the Shares to be issued pursuant to the Agreement under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Chad F. Hesse